NEWS RELEASE

The Hartford Reports Second Quarter 2015 Financial Results And Announces Increased Capital Management Plan

•	Second quarter 2015 core earnings per diluted share* of $0.91 compared with $0.31 in second quarter 2014

•
Second quarter 2015 net income per diluted share of $0.96 versus a net loss of $1.00 in second quarter 2014, which included a $1.32 loss from discontinued operations due to the Japan annuity business sale

•	Property & Casualty second quarter 2015 combined ratio before catastrophes and prior year unfavorable loss reserve development* was 88.9, a 3.8 point improvement over second quarter 2014

•	Book value per diluted share, excluding accumulated other comprehensive income*, was $42.41, up 8% over June 30, 2014

•	Equity repurchase plan increased by $1.6 billion and extended through Dec. 31, 2016 and debt management plan expanded to include repayment of $275 million maturing in 2016

•	Increased quarterly common dividend by $0.03 per share, or 17%, to $0.21 per share

HARTFORD, Conn., July 27, 2015 – The Hartford (NYSE:HIG) reported core earnings* of $389 million for the three months ended June 30, 2015 (second quarter 2015), an increase of $245 million from $144 million in second quarter 2014. The increase was primarily due to improved underwriting results in Property & Casualty (P&C) and higher core earnings in Talcott Resolution. The improvement in P&C underwriting results included better current accident year loss results and lower unfavorable prior year loss and loss adjustment expense reserve development (PYD) related to the company's annual ground-up asbestos and environmental (A&E) study. Higher core earnings in Talcott Resolution were due to a $48 million tax benefit and the impact of strong investment income, principally from higher limited partnership and other alternative investments (LPs).

Second quarter 2015 core earnings per diluted share was $0.91 compared with $0.31 in second quarter 2014, reflecting increased core earnings as well as the 9% decrease in weighted average diluted common shares outstanding over the past 12 months due to the company's equity repurchases.

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).

Second quarter 2015 net income totaled $413 million compared with a net loss of $467 million in second quarter 2014, which included a $617 million, after-tax, loss on discontinued operations from the sale of the company's Japan annuities business. Excluding this loss, second quarter 2015 net income improved $263 million over second quarter 2014, largely as a result of the $245 million increase in core earnings. Second quarter 2015 net income per diluted share was $0.96 compared with a net loss of $1.00 per diluted share in second quarter 2014.
“The Hartford delivered strong financial and operational performance for the second quarter of 2015, reporting improved results across all of our businesses,” said The Hartford's Chairman and CEO Christopher Swift. “Reflecting our financial strength, we also expanded our capital management plan and increased our quarterly common stock dividend. Looking ahead, we have the right strategy, capabilities and people to drive our continued success in a dynamic marketplace.

"With our strategic and financial transformation essentially complete, we are focused on profitably expanding our businesses. As we consider management of excess capital in the future, we will prioritize opportunities that accelerate our premium growth and operating capabilities. In the event that we do not find opportunities that meet our strategic and financial objectives, we will continue to return excess capital to our shareholders,” concluded Swift.

“Both Commercial and Personal Lines delivered improved underwriting results, with a P&C combined ratio of 88.9 before catastrophes and prior year development," said The Hartford's President Doug Elliot. "Operationally, we strengthened our underwriting capabilities, increased distribution effectiveness and added new leadership talent. In Group Benefits, we returned to top-line growth while maintaining strong underwriting discipline and reported a 6.3 percent after-tax core earnings margin.”

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	Jun 30 2015	Jun 30 2014	Change[2]
Core earnings (loss):
Commercial Lines	$264	$213	24%
Personal Lines	$42	($27)	NM
P&C Other Operations	$(113)	$(146)	23%
Property & Casualty	$193	$40	NM
Group Benefits	$56	$52	8%
Mutual Funds	$22	$21	5%
Sub-total	$271	$113	140%
Talcott Resolution	$171	$101	69%
Corporate	$(53)	$(70)	24%
Core earnings	$389	$144	170%
Net income (loss)	$413	$(467)	NM
Weighted average diluted common shares outstanding	428.1	467.9	(9)%
Core earnings available to common shareholders per diluted share¹	$0.91	$0.31	194%
Net income (loss) available to common shareholders per diluted share¹	$0.96	$(1.00)	NM

[1]	Includes dilutive potential common shares

[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Second quarter 2015 financial results included the following items that had a net unfavorable $87 million, after-tax, or $0.20 per diluted share, impact on both net income and core earnings:

•
Unfavorable PYD in the P&C Other segment of $134 million, after-tax, compared with $164 million, after-tax, in second quarter 2014 for the company's annual ground-up reserve study for A&E. The second quarter 2015 PYD included $99 million, after-tax, for asbestos as a result of greater than expected claim filings on a small number of peripheral accounts; new claims trends on the majority of peripheral accounts, particularly for mesothelioma, declined as expected since the prior year. Unfavorable environmental PYD was $35 million, after-tax, due to deterioration on a small number of insured businesses at Superfund sites and higher new claims severity, although frequency has declined;

•	Excluding A&E, unfavorable PYD in P&C totaled $14 million, after-tax;

•	A $13 million, after-tax, benefit from the resolution of litigation in P&C; and

•	A $48 million federal tax benefit in Talcott Resolution.

Increase In and Extension of Capital Management Plan for 2014-2016

The Hartford also announced today that its board of directors approved an increase in and extension of the company’s capital management plan. The current equity repurchase plan was increased by $1.6 billion and extended through Dec. 31, 2016. The debt management plan was expanded to include the repayment of $275 million of debt maturing in 2016 and extended through Dec. 31, 2016. The board of directors also declared a quarterly dividend of $0.21 per share of common stock, payable on Oct. 1, 2015, to shareholders of record at the close of business on Sept. 1, 2015. This represents an increase of $0.03 per share, or 17%, over the prior quarterly dividend.

“By focusing on margin expansion within our P&C, Group Benefits and Mutual Funds businesses and reducing the size and risk of Talcott Resolution, we have significantly improved the company’s financial strength, enabling us to expand our capital management plan,” said The Hartford's Chief Financial Officer Beth Bombara. “We continue to deepen our capabilities and are a strong competitor in each of our chosen markets. We will maintain financial flexibility and execute our strategy, including effectively managing capital to create shareholder value.”

The 2014-2015 equity repurchase authorization initially announced in February 2014 and increased in July 2014 totaled $2.775 billion through Dec. 31, 2015. As of July 24, 2015, the company had used approximately $2.4 billion of this authorization, for 63.4 million shares, including $250 million for 6.0 million shares in second quarter 2015. Today’s approval extends the approximately $398 million remaining under this plan through Dec. 31, 2016 and adds an additional $1.6 billion, for a total of approximately $2.0 billion for equity repurchases through Dec. 31, 2016. The company currently intends to use this authorization ratably through the end of 2016.

The 2014-2015 debt management plan initially announced in February 2014 and expanded in July 2014 was comprised of the expected repayment of $656 million for 2014 and 2015 debt maturities and a debt management authorization of $500 million through Dec. 31, 2015. Through June 30, 2015, the company had repaid $489 million of maturing debt and utilized $317 million of the debt management authorization, leaving $183 million outstanding under the current authorization. Today the board of directors authorized the extension of the $183 million remaining under the debt management plan through Dec. 31, 2016. The company also announced that it intends to repay $275 million of debt maturing in 2016 in addition to the remaining $167 million 2015 debt maturity under the prior plan.

COMMERCIAL LINES
Second Quarter 2015 Highlights:

•	Core earnings increased 24% over second quarter 2014 due to improved underwriting results in all three business lines

•	Combined ratio before catastrophes and PYD of 88.4 improved 4.7 points over second quarter 2014

•	Standard Commercial renewal written pricing increases averaged 3%, consistent with first quarter 2015

($ in millions)	Three Months Ended
	Jun 30 2015	Jun 30 2014	Change
Core earnings	$264	$213	24%
Net income	$259	$199	30%
Underwriting gain*	$126	$60	110%
Net investment income	$239	$230	4%
Combined ratio	92.2	96.2	4.0
Catastrophes and PYD	3.9	3.0	(0.9)
Combined ratio before catastrophes and PYD	88.4	93.1	4.7
Small Commercial:
Combined ratio before catastrophes and PYD	85.1	87.6	2.5
New business premium	$141	$140	1%
Policy count retention	83%	84%	(1.0)
Middle Market:
Combined ratio before catastrophes and PYD	89.3	97.6	8.3
New business premium	$119	$110	8%
Policy count retention	81%	80%	1.0
Written premiums	$1,655	$1,571	5%
Standard Commercial renewal written pricing increases	3%	5%	(2.0)

Core earnings in Commercial Lines increased $51 million, after-tax, or 24%, in second quarter 2015 to $264 million, after-tax, largely due to an improvement in the combined ratio before catastrophes and PYD. Net investment income also contributed to the increase, rising $9 million, or 4%, to $239 million, before tax. The growth in investment income was due to higher investment income on LPs.

Commercial Lines underwriting gain rose to $126 million, before tax, in second quarter 2015 for a 92.2 combined ratio compared with a second quarter 2014 underwriting gain of $60 million, before tax, for a 96.2 combined ratio. The increased underwriting gain and improved combined ratio were principally due to stronger underwriting results, before catastrophes and PYD. Unfavorable PYD and current accident year catastrophe losses were slightly higher than second quarter 2014. Unfavorable PYD in Commercial Lines in second quarter 2015 totaled $21 million, before tax, compared with unfavorable PYD of $12 million, before tax, in second quarter 2014.

Second quarter 2015 combined ratio before catastrophes and PYD improved 4.7 points over second quarter 2014 to 88.4, reflecting improvement in each of the three business lines. Middle Market had an 89.3 combined ratio before catastrophes and PYD, while Small Commercial had an 85.1 combined ratio before catastrophes and PYD. The improvement in both Small Commercial and Middle Market compared with second quarter 2014 resulted from continued margin improvement in workers’ compensation and favorable non-catastrophe weather and non-weather property experience. Specialty Commercial combined ratio before catastrophes and PYD improved 2.7 points to 98.8 due to favorable results in Financial Products and a slight shift in premium mix toward Bond, which has a lower combined ratio.

Second quarter 2015 written premiums in Commercial Lines grew 5% over second quarter 2014 to $1,655 million, reflecting continued renewal written price increases and sustained strong retention in Small Commercial and Middle Market, which together comprise about 87% of Commercial Lines written premiums. Second quarter 2015 renewal written price increases averaged 3% in Standard Commercial, including 3% in Small Commercial and 2% in Middle Market, exclusive of specialty programs and livestock. Policy count retention remained strong at 83% in Small Commercial and 81% in Middle Market.

PERSONAL LINES
Second Quarter 2015 Highlights:

•	Core earnings were $42 million reflecting lower catastrophe and non-catastrophe weather losses compared with second quarter 2014

•	Combined ratio before catastrophes and PYD of 89.1 improved 2.0 points over second quarter 2014

•	Written premiums rose 1% over second quarter 2014, driven by 3% growth in AARP (Direct and Agency)

($ in millions)	Three Months Ended
	Jun 30 2015	Jun 30 2014	Change
Core earnings (losses)	$42	$(27)	NM
Net income (losses)	$41	$(30)	NM
Underwriting gain (losses)	$8	$(74)	NM
Net investment income	$34	$31	10%
Combined ratio	99.2	107.8	8.6
Catastrophes and PYD	10.0	16.7	6.7
Combined ratio before catastrophes and PYD	89.1	91.1	2.0
Automobile	96.6	96.0	(0.6)
Homeowners	72.6	81.4	8.8
Written premiums	$1,009	$1,003	1%

Second quarter 2015 core earnings in Personal Lines were $42 million, after-tax, compared with core losses of $27 million, after tax, in second quarter 2014 primarily due to better underwriting results as a result of lower catastrophe and non-catastrophe weather losses. Personal Lines underwriting gain improved to $8 million, before tax, for a combined ratio of 99.2 in second quarter 2015 compared with underwriting losses of $74 million in second quarter 2014, for a combined ratio of 107.8. Catastrophe losses fell to $97 million, before tax, in second quarter 2015 compared with $161 million, before tax, in second quarter 2014. There was no PYD in second quarter 2015 compared with favorable $3 million, before tax, in second quarter 2014. Catastrophes and PYD represented 10.0 points on the second quarter 2015 combined ratio versus 16.7 points in second quarter 2014.

Second quarter 2015 combined ratio before catastrophes and PYD improved 2.0 points compared with second quarter 2014 to 89.1 due to improved homeowners results. The combined ratio before catastrophes and PYD for homeowners declined from 81.4 in second quarter 2014 to 72.6 in second quarter 2015 as a result of improved frequency and severity of homeowners weather-related losses, lower fire losses and rate increases over the past year. The combined ratio before catastrophes and PYD for automobile rose slightly from 96.0 in second quarter 2014 to 96.6 in second quarter 2015 due to higher automobile liability severity.

Second quarter 2015 Personal Lines written premiums rose 1% over second quarter 2014 reflecting growth in AARP Direct due to automobile new business growth, rate increases and stable retention, partially offset by premium declines in Other Agency. Renewal written price increases in second quarter 2015 were 6% in automobile and 8% in homeowners, consistent with the past several quarters, while premium retention was stable with first quarter 2015 at 87% for automobile and 90% for homeowners. Compared with second quarter 2014, premium retention was down 1 point for automobile and down 2 points for homeowners. Underwriting actions resulted in a 9% decrease in new business premiums to $125 million in second quarter 2015 compared with second quarter 2014, comprised of a 7% decline in automobile and 17% in homeowners.

GROUP BENEFITS
Second Quarter 2015 Highlights:

•	Core earnings of $56 million increased 8% over second quarter 2014 principally due to higher earned premiums and a lower expense ratio

•	After-tax core earnings margin* increased to 6.3% from 6.0% in second quarter 2014

•	Fully insured ongoing premiums grew 5% over second quarter 2014, excluding Association-Financial Institutions (A-FI)

($ in millions)	Three Months Ended
	Jun 30 2015	Jun 30 2014	Change
Core earnings[1]	$56	$52	8%
Net income	$56	$55	2%
Fully insured ongoing premiums, excluding A-FI2	$780	$742	5%
Loss ratio, excluding A-FI	77.6%	77.5%	(0.1)
Expense ratio, excluding A-FI	25.0%	25.8%	0.8
Net investment income	$95	$95	—%
After-tax core earnings margin*	6.3%	6.0%	0.3

[1]	Includes $0 from A-FI in the three months ended June 30, 2015 and June 30, 2014

[2]	Fully insured ongoing premiums excludes buyout premiums and premium equivalents; excludes A-FI premiums of $0 million and $19 million in second quarter 2015 and 2014, respectively

Second quarter 2015 Group Benefits core earnings rose $4 million, after-tax, to $56 million, an 8% increase from $52 million in second quarter 2014, primarily due to higher earned premiums and a lower expense ratio compared with second quarter 2014. The after-tax core earnings margin increased to 6.3% in second quarter 2015 from 6.0% in second quarter 2014.

The second quarter 2015 total loss ratio was 77.6%, a 0.1 point increase, reflecting a 3.1 point improvement in group disability and a 3.6 point deterioration in group life compared with second quarter 2014, excluding A-FI. The improvement in group disability reflects improved incidence, pricing, and recoveries while the group life results reflect less favorable mortality compared with second quarter 2014. The expense ratio, excluding A-FI, improved 0.8 point to 25.0% in second quarter 2015. The A-FI book, which was in the group life business, is now fully run off and does not impact 2015 results, although it did impact the group life loss and expense ratios in 2014.

Second quarter 2015 fully insured ongoing premiums were $780 million, up 5% from second quarter 2014, excluding A-FI, reflecting increased sales and strong persistency during 2015. Group life premiums, which comprise 48% of segment premiums, rose 7%, excluding A-FI, while group disability premiums, which comprise approximately 46%, rose 3%. Second quarter 2015 fully insured ongoing sales rose 29% over second quarter 2014 to $58 million, reflecting sales growth for group disability of 35% to $27 million and for group life of 17% to $28 million. Sales growth in the quarter reflects an increase in large accounts.

MUTUAL FUNDS
Second Quarter 2015 Highlights:

•	Core earnings rose $1 million over second quarter 2014 to $22 million

•	Mutual Fund net flows, which exclude Talcott Resolution assets under management (AUM), were $250 million in the quarter and $779 million for first half 2015

•	Solid overall fund performance, with 51%, 60% and 69% of Hartford Mutual Funds outperforming peers on a 1-, 3- and 5-year basis, respectively[1]

($ in millions)	Three Months Ended
	Jun 30 2015	Jun 30 2014	Change
Core earnings	$22	$21	5%
Net income	$22	$21	5%
Mutual Fund sales	$3,989	$3,910	2%
Mutual Fund net flows	$250	$(438)	NM
Mutual Fund AUM	$76,251	$74,330	3%
Talcott AUM	$19,406	$24,529	(21)%
Total Mutual Funds segment AUM	$95,657	$98,859	(3)%

Second quarter 2015 core earnings for the Mutual Funds segment of $22 million rose $1 million over second quarter 2014 due to slightly higher revenues and lower expenses compared with second quarter 2014.

Total AUM for the segment declined 3% due to the continued runoff of Talcott Resolution AUM, which decreased 21% over the last twelve months to $19.4 billion at June 30, 2015 due to the runoff of the business and the transfer of assets under management from Mutual Funds segment to the company's asset management group, Hartford Investment Management Company. Mutual Fund AUM increased to $76.3 billion at June 30, 2015, from $74.3 billion at June 30, 2014 primarily due to higher market levels and strong sales over the period.

During the quarter, Mutual Fund net flows were $250 million, benefiting from higher sales during the quarter and lower redemptions compared with second quarter 2014. Overall Mutual Fund performance remained solid, with 51%, 60% and 69% of funds outperforming peers on a 1-, 3- and 5-year basis, respectively.

[1]	Hartford Mutual Funds only on Morningstar net of fee basis

TALCOTT RESOLUTION

($ in millions)	Three Months Ended
	Jun 30 2015	Jun 30 2014	Change
Core earnings	$171	$101	69%
Net income	$217	$(504)	NM
Variable Annuity contract count (in thousands)	634	721	(12)%
Fixed annuity and other contract count (in thousands)	134	151	(11)%

Talcott Resolution second quarter 2015 core earnings were $171 million, a $70 million, or 69%, increase from second quarter 2014 due to a $48 million reduction in income tax expense related to the conclusion of the 2007 to 2011 federal tax audit and higher investment income, principally due to LPs. LP investment income totaled $47 million, before tax, in Talcott Resolution in second quarter 2015 compared with $28 million, before tax, in second quarter 2014.

Variable annuity (VA) and fixed annuity contract counts as of June 30, 2015, declined 3% and 2%, respectively, from March 31, 2015, and 12% and 11%, respectively, from June 30, 2014. The decline in contract counts during the quarter reflects normal surrender activity for VA contracts and an increase in fixed annuity surrender activity as a result of the increased surrender value program launched in June 2015.

INVESTMENTS

($ in millions)	Three Months Ended
Amounts presented before tax	Jun 30 2015	Jun 30 2014	Change
Total investments excluding equity securities, trading	$74,429	$76,227	(2)%
Net investment income on LPs	$94	$53	77%
Net investment income	$796	$768	4%
Net impairment losses, including mortgage loan loss reserves	$(11)	$(10)	(10)%
Annualized investment yield[1]	4.5%	4.3%	0.2
Annualized investment yield on LPs	12.9%	7.4%	5.5
Annualized investment yield, excluding LPs	4.1%	4.1%	—

[1]
Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement collateral, if any, and derivatives book value.

Second quarter 2015 net investment income totaled $796 million, before tax, a 4% increase from second quarter 2014 reflecting higher investment income on LPs. Investment income on LPs increased in second quarter 2015 to $94 million, before tax, from $53 million, before tax, in second quarter 2014. Excluding the increase in LP investment income, net investment income declined approximately 2% in the quarter due to reinvesting at lower interest rates and a decrease in invested asset levels due to the runoff of Talcott Resolution which were largely offset by higher income received from make-whole payments on fixed maturities and prepayment penalties on mortgage loans. New money yields averaged 3.5% in second quarter 2015 versus 3.8% in second quarter 2014.

Annualized investment yield increased to 4.5%, before tax, from 4.3%, before tax, in second quarter 2014 due to LPs. Annualized investment yield on LPs increased to 12.9%, before tax, compared with 7.4%, before tax, in second quarter 2014. Annualized investment yield excluding LPs of 4.1%, before tax, was consistent with first quarter 2015 and second quarter 2014.

The credit performance of the company's portfolio remained strong and stable. Net impairment losses in second quarter 2015, including changes in mortgage loan loss reserves, totaled $11 million, before tax, compared with $10 million, before tax, in second quarter 2014.

The carrying value of total investments, excluding equity securities, trading, declined to $74.4 billion at June 30, 2015 compared with $76.2 billion at June 30, 2014. The decline in total investments reflects the decline in Talcott Resolution as well as the execution of the company's capital management plan over the last year.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Jun 30, 2015	Dec 31 2014	Change
Stockholders' equity	$18,227	$18,720	(3)%
Stockholders' equity (ex. AOCI)	$18,039	$17,792	1%
Book value per diluted share	$42.86	$42.84	—%
Book value per diluted share (ex. AOCI)	$42.41	$40.71	4%
Weighted average common shares outstanding	418.7	429.6	(3)%
Weighted average diluted common shares outstanding	428.1	442.6	(3)%

The Hartford’s stockholders’ equity was $18.2 billion as of June 30, 2015, a 3% decrease from $18.7 billion as of Dec. 31, 2014, primarily due to a decrease in accumulated other comprehensive income (AOCI) of $740 million, common share repurchases of $500 million and common dividends of $150 million during the first half of 2015, partially offset by net income of $880 million. Excluding AOCI, stockholders' equity was $18.0 billion as of June 30, 2015, a 1% increase compared with Dec. 31, 2014.

Weighted average common shares outstanding and weighted average diluted common shares outstanding both decreased by 3% to 418.7 million and 428.1 million, respectively, at June 30, 2015 from Dec. 31, 2014 as a result of the company's repurchase of 12.1 million common shares for $500 million, at an average price of $41.29 per share.

Under the capital management plan announced in 2014 and increased today, the company has $4.375 billion of equity repurchase authorization for the period Jan. 1, 2014 through Dec. 31, 2016. As of July 24, 2015, the company has spent $2.377 billion for equity repurchases under this program, including $81 million since June 30, 2015, leaving approximately $2.0 billion for equity repurchases through Dec. 31, 2016.

Book value per diluted common share was $42.86 as of June 30, 2015, stable with Dec. 31, 2014, as the 3% decline in stockholders' equity due to higher interest rates was offset by the impact of share repurchases on weighted average diluted common shares outstanding. Excluding AOCI, book value per diluted common share at June 30, 2015, rose 4% to $42.41 from $40.71 at Dec. 31, 2014, due to the 1% increase in stockholders' equity, excluding AOCI, and the 3% reduction in weighted average diluted common shares outstanding due to the company's equity repurchase program.

CONFERENCE CALL
The Hartford will discuss its second quarter 2015 financial results in a webcast on Tuesday, July 28, 2015, at 9 a.m. EDT. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com.
More detailed financial information can be found in The Hartford's Quarterly Report on Form 10-Q, the Investor Financial Supplement for June 30, 2015, and the Second Quarter 2015 Financial Results Presentation, all of which are available at http://ir.thehartford.com.
ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford uses its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Michelle Loxton                    Sabra Purtill, CFA
860-547-7413                        860-547-8691
michelle.loxton@thehartford.com            sabra.purtill@thehartford.com

Matthew Sturdevant                    Sean Rourke
860-547-8664                        860-547-5688
matthew.sturdevant@thehartford.com        sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2015
($ in millions)
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,589	$780	$—	$22	$—	$3,391
Fee income	—	16	184	266	3	469
Net investment income	307	95	—	390	4	796
Other revenues	20	—	—	—	—	20
Net realized capital gains (losses)	(6)	2	—	11	2	9
Total revenues	2,910	893	184	689	9	4,685
Benefits, losses, and loss adjustment expenses	1,884	618	—	310	—	2,812
Amortization of deferred policy acquisition costs	327	8	6	50	—	391
Insurance operating costs and other expenses	443	191	144	119	11	908
Interest expense	—	—	—	—	89	89
Loss on extinguishment of debt	—	—	—	—	21	21
Net reinsurance gain on dispositions	—	—	—	(8)	—	(8)
Restructuring and other costs	—	—	—	—	2	2
Total benefits and expenses	2,654	817	150	471	123	4,215
Income (loss) from continuing operations, before income taxes	256	76	34	218	(114)	470
Income tax expense (benefit)	67	20	12	1	(43)	57
Net income (loss)	189	56	22	217	(71)	413
Less: Unlock benefit, after-tax	—	—	—	31	—	31
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(4)	—	—	10	(2)	4
Less: Restructuring and other costs, after-tax	—	—	—	—	(2)	(2)
Less: Loss on extinguishment of debt, after-tax	—	—	—	—	(14)	(14)
Less: Net reinsurance gain on dispositions, after-tax	—	—	—	5	—	5
Core earnings (losses)	$193	$56	$22	$171	$(53)	$389

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2015
($ in millions)
	Commercial Lines	Personal Lines	P&C Other	Property & Casualty
Written premiums	$1,655	$1,009	$3	$2,667
Change in unearned premium reserve	32	43	3	78
Earned premiums	1,623	966	—	2,589
Losses and loss adjustment expenses
Current accident year before catastrophes	909	616	—	1,525
Current accident year catastrophes	42	97	—	139
Prior year development	21	—	199	220
Total losses and loss adjustment expenses	972	713	199	1,884
Amortization of DAC	237	90	—	327
Underwriting expenses	284	155	7	446
Dividends to policyholders	4	—	—	4
Underwriting gain (loss)	126	8	(206)	(72)
Net investment income	239	34	34	307
Net realized capital gains (losses)	(7)	(1)	2	(6)
Net servicing and other income	6	20	1	27
Income (loss) from continuing operations before income taxes	364	61	(169)	256
Income tax expense (benefit)	105	20	(58)	67
Net income (loss)	259	41	(111)	189
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(5)	(1)	2	(4)
Core earnings (losses)	$264	$42	$(113)	$193

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2014
($ in millions)
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,505	$761	$—	$53	$—	$3,319
Fee income	—	16	183	299	4	502
Net investment income	292	95	—	376	5	768
Other revenues	31	—	—	—	—	31
Net realized capital gains (losses)	(25)	6	—	1	14	(4)
Total revenues	2,803	878	183	729	23	4,616
Benefits, losses, and loss adjustment expenses	2,008	601	—	414	—	3,023
Amortization of deferred policy acquisition costs	316	7	7	42	—	372
Insurance operating costs and other expenses	465	195	144	145	20	969
Interest expense	—	—	—	—	94	94
Restructuring and other costs	—	—	—	—	8	8
Total benefits and expenses	2,789	803	151	601	122	4,466
Income (loss) from continuing operations before income taxes	14	75	32	128	(99)	150
Income tax expense (benefit)	(11)	20	11	15	(35)	—
Income (loss) from continuing operations, after tax	25	55	21	113	(64)	150
Loss from discontinued operations, after-tax	—	—	—	(617)	—	(617)
Net income (loss)	25	55	21	(504)	(64)	(467)
Less: Unlock benefit, after-tax	—	—	—	15	—	15
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	(15)	3	—	(3)	11	(4)
Less: Restructuring and other costs, after-tax	—	—	—	—	(5)	(5)
Less: Loss from discontinued operations, after-tax	—	—	—	(617)	—	(617)
Core earnings (losses)	$40	$52	$21	$101	$(70)	$144

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2014
($ in millions)
	Commercial Lines	Personal Lines	P&C Other	Property & Casualty
Written premiums	$1,571	$1,003	$—	$2,574
Change in unearned premium reserve	12	57	—	69
Earned premiums	1,559	946	—	2,505
Losses and loss adjustment expenses
Current accident year before catastrophes	934	629	—	1,563
Current accident year catastrophes	35	161	—	196
Prior year development	12	(3)	240	249
Total losses and loss adjustment expenses	981	787	240	2,008
Amortization of DAC	230	86	—	316
Underwriting expenses	285	147	7	439
Dividends to policyholders	3	—	—	3
Underwriting gain (loss)	60	(74)	(247)	(261)
Net investment income	230	31	31	292
Net realized capital gains (losses)	(24)	(3)	2	(25)
Net servicing and other income (expense)	10	(4)	2	8
Income (loss) from continuing operations before income taxes	276	(50)	(212)	14
Income tax expense (benefit)	77	(20)	(68)	(11)
Net income (loss)	199	(30)	(144)	25
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(14)	(3)	2	(15)
Core earnings (losses)	$213	$(27)	$(146)	$40

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2015, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI is set forth below.

	As of
	Jun 30 2015	Dec 31 2014	Change
Book value per diluted common share, including AOCI	$42.86	$42.84	—%
Less: Per diluted share impact of AOCI	$0.45	$2.13	(79)%
Book value per diluted common share, excluding AOCI	$42.41	$40.71	4%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended June 30, 2015 and 2014, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2015.
Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended June 30, 2015 and 2014 is provided in the table below.

	Three Months Ended
	Jun 30 2015	Jun 30 2014	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Core earnings available to common shareholders	$0.91	$0.31	194%
Add: Unlock benefit, after-tax	0.07	0.03	133%
Add: Net realized capital losses, after-tax and DAC, excluded from core earnings	—	(0.01)	(100)%
Add: Restructuring and other costs, after-tax	—	(0.01)	(100)%
Add: Loss on extinguishment of debt, after-tax	(0.03)	—	—%
Add: Net reinsurance gain on dispositions, after-tax	0.01	—	—%
Add: Loss from discontinued operations, after-tax	—	(1.32)	(100)%
Net income (loss) available to common shareholders	$0.96	$(1.00)	NM

After-tax core earnings margin: The Hartford uses the non-GAAP measure after-tax core earnings margin, excluding buyouts, to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. After-tax margin is the most directly comparable U.S. GAAP measure. The Company believes that after-tax core earnings margin, excluding buyouts, provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts. After-tax core earnings margin, excluding buyouts, should not be considered as a substitute for after-tax margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both after-tax core earnings margin, excluding buyouts, and after-tax margin when reviewing performance. After-tax core earnings margin, excluding buyouts, is calculated by dividing core earnings, excluding buyouts, by revenues, excluding buyouts and realized gains (losses). A reconciliation of after-tax margin to after-tax core earnings margin, excluding buyouts, for the quarterly periods ended June 30, 2015 and 2014, is set forth below.

	Three Months Ended June 30,
After-tax margin	2015	2014	Change
After-tax margin (excluding buyouts)	6.3%	6.3%	—
Effect of net capital realized gains (losses), net of tax on after-tax margin	—%	0.3%	(0.3)
After-tax core earnings margin (excluding buyouts)	6.3%	6.0%	0.3

Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended June 30, 2015 and 2014, is set forth below.

	Three Months Ended
	Jun 30 2015	Jun 30 2014
Commercial Lines
Net income	$259	$199
Add: Income tax expense	105	77
Less: Other expenses	2	4
Less: Net realized capital losses	(7)	(24)
Less: Net investment income	239	230
Less: Net servicing income	4	6
Underwriting gain	$126	$60

Personal Lines
Net income (loss)	$41	$(30)
Add: Income tax expense (benefit)	20	(20)
Less: Other expenses (income)	18	(4)
Less: Net realized capital losses	(1)	(3)
Less: Net investment income	34	31
Less: Net servicing income	2	—
Underwriting gain (loss)	$8	$(74)

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development (PYD) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD for individual reporting segments can be found in this press release under the headings Commercial Lines and Personal Lines.
SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our runoff annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our runoff annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, commodities prices and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the difficulty in predicting the Company’s potential exposure for asbestos and environmental claims; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including reinsurers, sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the uncertain effects of emerging claim and coverage issues; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; technology innovations, such as telematics and other usage-based methods of determining premiums, auto technology advancements that improve driver safety and technologies that facilitate ride or home sharing, that may alter demand for the Company’s products, impact the frequency or severity of losses and/or impact the way the Company markets, distributes and underwrites its products; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, including limitations on coverage from the federal government under applicable reinsurance terrorism laws; volatility in our statutory and United States ("U.S.") GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends; the impact of changes in federal or state tax laws; the impact of potential changes in accounting principles and related financial reporting requirements; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the risks, challenges and uncertainties associated with our expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the risks, challenges and uncertainties associated with our capital management plan, including as a result of changes in our financial position and earnings, share price, capital position, legal restrictions, other investment opportunities, and other factors; actions by our competitors, many of which are larger or have greater financial resources than we do; the Company’s ability to market, distribute and provide investment advisory services in relation to our products through current and future distribution channels and advisory firms; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the Company; the potential for difficulties arising from outsourcing and similar third-party relationships; the Company’s ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements or in The Hartford's 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.